FOR IMMEDIATE RELEASE	November 20, 2003

For further information contact:
Edward S. Wozniak
Senior Vice President, Chief Financial Officer
(317) 612-2243
ewozniak@galyans.com

GALYAN’S REPORTS THIRD QUARTER RESULTS

PLAINFIELD, IN – November 20, 2003—Galyan’s Trading Company, Inc. (NASDAQ:GLYN) today announced financial results for the fiscal third quarter ended November 1, 2003.

Fiscal Third Quarter and Year-to-Date Results

For the third quarter of fiscal 2003, the Company reported a GAAP net loss of ($3.6) million, or ($0.21) per share on a fully diluted basis, slightly better than analyst consensus, compared with a net loss of ($1.5) million, or ($0.09) per share on a fully diluted basis in the prior year’s third quarter.  The Company’s adoption of Emerging Issues Task Force Consensus No. 02-16 (EITF 02-16) at the beginning of fiscal 2003 reduced earnings in the 2003 third quarter by approximately ($0.02) per share.

The 2003 nine-month GAAP net loss was ($6.4) million, or ($0.37) per share on a fully diluted basis, compared with net earnings of $2.0 million or $0.12 per share on a fully diluted basis, as reported for the same period last year.  The impact of EITF 02-16 reduced earnings for the first nine months of fiscal 2003 by approximately ($0.04) per share.

Gross margin decreased to 24.8 percent of net sales for the third quarter of 2003 versus 27.7 percent in the 2002 third quarter.  For the first nine months of 2003, gross margin decreased to 26.0 percent of net sales compared to 28.6 percent last year.  For both the quarter and the nine-month period, the change in gross margin was primarily the result of higher markdowns with a focus on reducing inventory levels and higher store occupancy costs.

Selling, general and administrative expenses as a percent of net sales decreased to 28.5 percent for the third quarter 2003 versus 29.2 percent in the third quarter of 2002.  The decrease was due primarily to lower payroll costs, leveraging of corporate overhead and recognition of the final insurance proceeds from last year’s tornado loss at our prior Greenwood, Indiana store, but was partially offset by increases in marketing and insurance costs.  For the first nine months of the year, selling, general and administrative expenses were 28.0 percent of net sales compared with 27.4 percent of net sales in the same period last year.  The increase was due primarily to higher marketing and insurance costs, and partially offset by lower payroll costs and the insurance proceeds mentioned above.

As previously reported, net sales rose 13.8 percent to $147.7 million in the 2003 third quarter, from the $129.8 million reported in the third quarter of 2002.  Sales trends for the months of August and September were significantly better than our previous quarter however, October was impacted by unexpectedly warm weather in most of our markets, which put pressure on sales for the quarter.

Comparable store sales decreased 5.7 percent during the third quarter.  For the nine months ended November 1, 2003, net sales increased to $440.9 million, representing a 14.4 percent increase over the same period last year.  Comparable store sales decreased 6.6 percent for the year to date period.

New Stores

During the third quarter of fiscal 2003, the Company opened new stores in Woodbridge, NJ, Richmond, VA, Glenview, IL, Garden City, NY and Lyndhurst, OH.  The addition of these five stores brings the total stores in operation to 43 versus 34 stores at this time last year, which completes the Company’s planned roll-out of new stores in fiscal 2003.  Galyan’s has signed leases for seven of the nine stores it anticipates opening in fiscal 2004.

Outlook

For the fourth quarter of fiscal 2003, Galyan’s expects comparable store sales to be in the flat to low single digit negative range.  Beginning in the fourth quarter, the Company will release net sales and comparable store sales in conjunction with its quarterly earnings results.

Robert B. Mang, Chief Executive Officer and Chairman of the Company, commented, “Our stores are set for the holidays.  We feel we are properly positioned with our merchandise assortments, inventory in-stock and marketing programs.  Looking ahead to next year, initiatives underway at our stores today will further strengthen our brand and reputation as a shopping destination for the recreational, enthusiast and avid sports and outdoor adventure customer.”

Quarterly Call Information

Robert B. Mang, Chief Executive Officer and Chairman of the Company, will host the Company’s conference call on Thursday, November 20, 2003 at 10:00 a.m. ET, to discuss the results of the third quarter.  The conference call will be available to all interested parties via a Webcast from www.galyans.com, www.firstcallevents.com or by phone at (800) 369-3318.

For those who cannot listen to the live broadcast, a replay of the call will be available until 11:59 p.m. ET on December 1, 2003, at (800) 337-6569, or over the Internet at www.galyans.com.

About Galyan’s Sports and Outdoor Adventure

Galyan’s is a specialty retailer that offers a broad range of products that appeal to consumers with active lifestyles, from the casual consumer to the serious sports enthusiast. Galyan’s operates 43 stores in 19 states and offers outdoor and athletic equipment, apparel, footwear and accessories, as well as casual apparel and footwear.

Forward-Looking Statements

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made by our management involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results for 2003 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this press release or otherwise made by our management: risks associated with our ability to implement our growth strategies or manage our growing business, including the availability of suitable store locations on appropriate financing and other terms and the availability of adequate financing sources; the impact of increased competition and its effect on pricing and expenses associated with advertising and promotion in response thereto; risks associated with the seasonality of the retail industry, the retail sporting goods industry and our business; the potential impact of natural disasters or national and international security concerns on the retail environment and risks relating to the regulation of the products we sell, including firearms.  See our Annual Report on Form 10-K for the year ended February 1, 2003, as filed with the Securities and Exchange Commission, for a more detailed discussion of these matters and other risk factors. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

–     Financial tables follow     -

Galyan’s Trading Company, Inc.
Consolidated Statements of Operations
For the Three and Nine Month Periods ended November 1, 2003 and November 2, 2002
(dollars in thousands, except per share data)

	Three Month Periods Ended		Nine Month Periods Ended

	November 1, 2003	November 2, 2002	November 1, 2003	November 2, 2002

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$147,716	$129,842	$440,942	$385,574
Cost of sales	111,132	93,901	326,267	275,311

Gross profit	36,584	35,941	114,675	110,263
Selling, general and administrative expenses (1)	42,052	37,919	123,595	105,540

Operating (loss) income	(5,468)	(1,978)	(8,920)	4,723
Interest expense	631	541	1,805	1,512
Interest income	(17)	(27)	(57)	(180)

(Loss) income before income tax (benefit) provision	(6,082)	(2,492)	(10,668)	3,391
Income tax (benefit) provision	(2,445)	(1,022)	(4,279)	1,390

Net (loss) income	$(3,637)	$(1,470)	$(6,389)	$2,001

Basic (loss) earnings per share	$(0.21)	$(0.09)	$(0.37)	$0.12

Diluted (loss) earnings per share	$(0.21)	$(0.09)	$(0.37)	$0.12

Weighted average shares used in calculating (loss) earning per common share:
Basic	17,198,599	17,042,508	17,147,045	17,039,297

Diluted	17,198,599	17,042,508	17,147,045	17,188,742

(1) Includes approximately $1 million of insurance proceeds related to the tornado loss at the prior Greenwood, Indiana location.

As a percentage of net sales:
Gross profit	24.8%	27.7%	26.0%	28.6%
Selling, general and administrative expenses	28.5%	29.2%	28.0%	27.4%

Galyan’s Trading Company, Inc.
Consolidated Balance Sheets
As of November 1, 2003 and November 2, 2002
(dollars in thousands)

	November 1, 2003	November 2, 2002

	(Unaudited)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$8,422	$7,904
Receivables, net	6,734	8,953
Merchandise inventories	219,857	196,553
Deferred income taxes	2,329	2,908
Other current assets	8,743	7,501

Total current assets	246,085	223,819
Property and equipment, net	182,395	130,310
Goodwill, net	18,334	18,334
Other assets, net	2,598	1,027

Total assets	$449,412	$373,490

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$113,371	$100,830
Accrued expenses	34,859	29,689
Current portion of long-term debt	125	6,045

Total current liabilities	148,355	136,564
Long-term liabilities
Debt, net of current portion	87,777	40,257
Deferred income taxes	2,367	—
Other long-term liabilities	8,083	6,672

Total long-term liabilities	98,227	46,929
Shareholders’ equity
Common stock and paid-in capital, no par value; 50,000,000 shares authorized; 17,223,033 and 17,042,508 shares issued and outstanding	194,475	191,425
Notes receivable from shareholders	(761)	(1,091)
Unearned compensation	(1,033)	(156)
Warrants	1,461	1,461
Retained earnings (deficit)	8,688	(1,642)

Total shareholders’ equity	202,830	189,997

Total liabilities and shareholders’ equity	$449,412	$373,490

Galyan’s Trading Company, Inc.
Consolidated Statements of Cash Flows
For the Nine Month Periods Ended November 1, 2003 and November 2, 2002
(dollars in thousands)

	November 1, 2003	November 2, 2002

Cash flows from operating activities:
Net (loss) income	$(6,389)	$2,001
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation and amortization	17,774	12,365
Amortization of financing intangibles and discount on subordinated notes	417	407
Deferred income taxes	673	86
Gain on disposal of property and equipment	(1,015)	—
Deferred rent and other non-cash expense	1,370	1,880
Changes in certain assets and liabilities:
Accounts receivable	(1,865)	(2,898)
Merchandise inventories	(80,864)	(84,738)
Other assets	(3,842)	(912)
Accounts payable and accrued expenses	50,442	63,367

Net cash used in operating activities	(23,299)	(8,442)

Cash flows from investing activities:
Capital expenditures	(65,617)	(48,141)
Increase (decrease) in net accounts payable for capital expenditures	3,274	(7,733)
Proceeds from insurance settlement	1,225	—

Net cash used in investing activities	(61,118)	(55,874)

Cash flows from financing activities:
Net borrowings on revolving line of credit	76,000	40,000
Financing proceeds from sale leaseback transaction	11,685	—
Proceeds from long-term debt	—	350
Principal payments on long-term debt and other obligations	(6,072)	(5,348)
Payments on notes receivable from shareholders	187	360
Proceeds from sale of common stock	1,359	88
Payment of financing costs	(2,210)	—

Net cash provided by financing activities	80,949	35,450

Net decrease in cash and cash equivalents	(3,468)	(28,866)
Cash and cash equivalents, beginning of period	11,890	36,770

Cash and cash equivalents, end of period	$8,422	$7,904

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